Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS FULL YEAR AND FOURTH QUARTER 2013 RESULTS
2013 Revenues of $128.5 Million up 26% from 2012

PLEASANTON, CA - February 13, 2014 - Ellie Mae® (NYSE: ELLI), a leading provider of enterprise level, on-demand automated solutions for the residential mortgage industry, today reported results for the full year and fourth quarter ended December 31, 2013.

Full year 2013 Highlights

•	Record revenue of $128.5 million, up 26% from $101.8 million in 2012

•	Adjusted EBITDA of $39.4 million, up 20% from $32.8 million in 2012

•	$32.0 million increase in cash and investments

•	39,000 new SaaS Encompass® seats booked

•	92,000 active Encompass users, up 25%

•	64,000 active SaaS Encompass users, up 54%

Fourth Quarter 2013 Highlights

•	Revenue of $30.4 million compared to $29.9 million in Q4 of 2012

•	Adjusted EBITDA of $7.3 million compared to $10.3 million in Q4 of 2012

•	9,800 new SaaS Encompass seats booked, including a record 6,500 seats at new customers

“We delivered strong operating results in 2013,” said Sig Anderman, CEO of Ellie Mae. “Revenues were up 26% to a record $128.5 million, despite a year over year national mortgage volume decline of 14%. Adjusted EBITDA increased to $39.4 million, up 20% from 2012.”

“Key to our long-term growth strategy, we booked a record 39,000 new SaaS Encompass seats during the year. Contracted SaaS seats, the primary driver of our recurring revenues, increased to 95,000 up almost 60% from a year ago. We ended the year with 92,000 active Encompass seats, a 25% increase from 2012, with many of the newly booked seats still to be implemented during 2014. We are very pleased with our steady market penetration, as new lenders, driven by ever increasing regulations and operational challenges, are attracted to our comprehensive offerings.”

“To serve our customers and facilitate long-term growth,” continued Mr. Anderman, “we made significant investment in 2013, expanding our organization in key functional areas, such as professional services, new user implementations, customer support, data center operations and research and development. And even with that investment, we were able to deliver strong financial results for the year.”

Exhibit 99.1

“Our strong sales continued in the fourth quarter,” added Mr. Anderman. “We booked 9,800 new Encompass seats during the fourth quarter and were particularly pleased that 6,500 of these seats were new customers, the highest new customer quarterly bookings in the history of the Company.”

“Looking ahead, we remain optimistic and believe Ellie Mae is well-positioned to continue to grow market share and revenues despite the currently expected decline in 2014 mortgage origination volumes. We continue to see a long runway for new SaaS customer additions, existing customer conversions and expansion of the functionality we can offer our clients in order to keep them compliant and efficient,” concluded Mr. Anderman.

Financial Results
Total revenue for the year ended December 31, 2013 was $128.5 million compared to $101.8 million for the year ended December 31, 2012. Net income for 2013 was $12.6 million, or $0.44 per diluted share, compared to net income of $19.5 million, or $0.76 per diluted share, for 2012.

On a non-GAAP basis, adjusted net income for 2013 was $28.3 million, or $0.99 per diluted share, compared to $27.9 million, or $1.09 per diluted share, for 2012. Adjusted EBITDA for 2013 was $39.4 million, compared to adjusted EBITDA of $32.8 million for 2012.

Total revenue for the fourth quarter of 2013 was $30.4 million, compared to $29.9 million for the fourth quarter of 2012. Net income for the fourth quarter of 2013 was $1.6 million, or $0.06 per diluted share, compared to net income of $4.0 million, or $0.14 per diluted share, for the fourth quarter of 2012. Diluted share count for the fourth quarter of 2013 was 28.9 million as compared to 27.9 million during the fourth quarter of 2012.

On a non-GAAP basis, adjusted net income for the fourth quarter of 2013 was $5.3 million, or $0.18 per diluted share, compared to $7.6 million, or $0.27 per diluted share, for the fourth quarter of 2012. Adjusted EBITDA for the fourth quarter of 2013 was $7.3 million, compared to $10.3 million for the fourth quarter of 2012.

At December 31, 2013, Ellie Mae had $136.1 million in cash, cash equivalents and investments, an increase of $9.3 million from the third quarter of 2013 and $32.0 million for the year.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics:

Exhibit 99.1

•	On-demand revenue increased 2% year over year to $27.0 million, comprising approximately 89% of total revenues for the quarter;

•	Contracted revenue increased to 69% of total revenue, or $20.9 million in the fourth quarter, up from 47%, or $14.1 million in the prior year’s fourth quarter;

•	Contracted SaaS users increased 58% year over year to 95,044. Contracted SaaS users reflect the total number of SaaS seats booked;

•	The total number of active Encompass users increased 25% year over year to 92,161;

•	Revenue per average active Encompass user decreased 21% year over year to $327, reflecting the drop in mortgage volume for the quarter and the increase in active users during the past two quarters;

•	At the end of the fourth quarter, the number of active users of the SaaS version of Encompass increased 54% year over year to 63,695, or 69% of all active Encompass users; and

•	Total SaaS Encompass revenues increased 19% year over year to $18.4 million, representing 61% of total revenue for the quarter.

First Quarter and Fiscal Year 2014 Financial Outlook
The January 2014 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2014 mortgage origination volume is approximately $1.26 trillion, which represents a 31% decrease from estimated mortgage volume in 2013. These organizations publish monthly updates of their annual and quarterly forecasts. The January 2014 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2014	$295	$362	$330	$273	$1,260

Our guidance reflects these volume forecasts, and we estimate that currently approximately 30% to 40% of our revenue has some sensitivity to volume. For the first quarter of 2014, revenue is expected to be in the range of $30.5 million to $31.5 million. Net income is expected to be breakeven to $500 thousand, or $0.00 to $0.02 per diluted share. Adjusted net income is expected to be in the range of $3.8 million to $4.5 million, or $0.13 to $0.15 per diluted share. Adjusted EBITDA is expected to be in the range of $5.1 million to $6.0 million.

For the full fiscal year 2014, revenue is expected to be in the range of $150.0 million to $153.5 million. Net income is expected to be in the range of $11.8 million to $12.5 million, or $0.40 to $0.42 per diluted share. Adjusted net income is expected to be in the range of $31.9 million to $33.2 million, or $1.08 to $1.11 per diluted share. Adjusted EBITDA is expected to be in the range of $45.8 million to $47.5 million.

Exhibit 99.1

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax provision (benefit). Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses free cash flow as a complementary measure to its entire consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company’s profitability or liquidity. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its fourth quarter and fiscal year 2013 results today, February 13, 2014, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-941-1427 or 480-629-9664 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through February 27, 2014 by dialing 800-406-7325 or 303-590-3030 and entering access code 4663759.

Exhibit 99.1

About Ellie Mae
Ellie Mae, Inc. (NYSE: ELLI) is a leading provider of on-demand automation solutions for the mortgage industry.  The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management.  The Company also hosts the Ellie Mae Network™ that allows Encompass® users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans.  The Company’s offerings include the Encompass and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California.  To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.
© 2014 Ellie Mae, Inc. Ellie Mae®, Encompass®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding growth opportunities, projected revenue, net income, adjusted EBITDA and adjusted net income for the first quarter and fiscal year 2014, as well as discussions regarding potential increases in investment in growth initiatives, further enhancement of the Company’s capabilities, and potential benefits and synergies from the acquisition of MortgageCEO. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgage volume in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning decisions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; changes in anticipated rates of existing customer conversions and SaaS seat additions, and new customer acquisitions; the risk that the anticipated benefits and growth prospects expected from the MortgageCEO acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for

Exhibit 99.1

the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.com
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$33,462	$44,114
Short-term investments	46,325	16,243
Accounts receivable, net of allowances for doubtful accounts of $81 and $74 as of December 31, 2013 and December 31, 2012, respectively	12,024	9,753
Prepaid expenses and other current assets	6,473	3,601
Note receivable	—	1,000
Total current assets	98,284	74,711
Property and equipment, net	12,751	9,494
Long-term investments	56,285	43,728
Other intangible assets, net	5,089	6,531
Goodwill	51,051	51,051
Deposits and other assets	5,112	100
Total assets	$228,572	$185,615
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,783	$2,039
Accrued and other current liabilities	10,224	6,044
Acquisition holdback, net of discount	1,965	2,948
Deferred revenue	4,752	4,896
Total current liabilities	20,724	15,927
Acquisition holdback, net of current portion and discount	—	1,911
Other long-term liabilities	952	915
Total liabilities	21,676	18,753

Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 27,624,025 and 26,058,533 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	3	3
Additional paid-in capital	212,043	184,616
Accumulated other comprehensive loss	(34)	(65)
Accumulated deficit	(5,116)	(17,692)
Total stockholders’ equity	206,896	166,862
Total liabilities and stockholders’ equity	$228,572	$185,615

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues	$30,350	$29,914	$128,481	$101,845
Cost of revenues	8,198	6,525	32,748	23,114
Gross profit	22,152	23,389	95,733	78,731
Operating expenses:
Sales and marketing	6,098	5,308	21,331	17,887
Research and development	6,044	4,865	24,695	18,053
General and administrative	7,745	7,406	30,853	21,601
Total operating expenses	19,887	17,579	76,879	57,541
Income from operations	2,265	5,810	18,854	21,190
Other income (expense), net	105	(28)	460	(43)
Income before income taxes	2,370	5,782	19,314	21,147
Income tax provision	752	1,788	6,738	1,683
Net income	$1,618	$3,994	$12,576	$19,464
Net income per share of common stock:
Basic	$0.06	$0.15	$0.47	$0.83
Diluted	$0.06	$0.14	$0.44	$0.76
Weighted average common shares used in computing net income per share of common stock:
Basic	27,099,373	25,832,303	26,581,962	23,523,222
Diluted	28,902,234	27,896,937	28,502,403	25,537,192

Net income	$1,618	$3,994	$12,576	$19,464
Other comprehensive income, net of taxes
Unrealized gain (loss) on investments	17	(65)	31	(65)
Comprehensive income	$1,635	$3,929	$12,607	$19,399

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Year ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,576	$19,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,845	3,144
Provision for uncollectible accounts receivable	32	70
Amortization of other intangible assets	1,442	1,635
Amortization of discount related to acquisition holdback	106	186
Stock-based compensation	14,259	6,849
Excess tax benefit from exercise of stock options	(6,666)	(1,967)
Deferred income taxes	(2,987)	(559)
Loss on sale of property and equipment	—	19
Amortization of investment premium	1,614	—
Changes in operating assets and liabilities:
Accounts receivable	(2,303)	(3,004)
Prepaid expenses and other current assets	3,466	(1,506)
Deposits and other assets	(1,353)	50
Accounts payable	907	500
Accrued, other current and other liabilities	3,437	2,538
Deferred revenue	(127)	334
Net cash provided by operating activities	29,248	27,753
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(6,092)	(8,121)
Purchases of investments	(101,121)	(65,811)
Maturities of investments	56,899	7,708
Acquisitions, net of cash acquired	(3,000)	(2,907)
Other investing activities, net	1,000	10
Net cash used in investing activities	(52,314)	(69,121)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offerings, net of issuance costs	—	55,531
Payment of capital lease obligations	(624)	(6)
Proceeds from issuance of common stock under stock incentive plans	6,546	4,258
Cash paid for net settlement of vested restricted stock units	(174)	—
Excess tax benefit from exercise of stock options	6,666	1,967
Net cash provided by financing activities	12,414	61,750
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(10,652)	20,382
CASH AND CASH EQUIVALENTS, Beginning of period	44,114	23,732
CASH AND CASH EQUIVALENTS, End of period	$33,462	$44,114
Supplemental disclosure of cash flow information:
Cash paid for interest	$268	$356
Cash paid for income taxes	$4,582	$212
Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases not yet paid	$884	$186

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net income	$1,618	$3,994	$12,576	$19,464
Depreciation	1,330	887	4,845	3,144
Amortization of intangible assets	361	409	1,442	1,635
Other (income) expense, net	(105)	28	(460)	43
Income tax provision (benefit)	752	1,788	6,738	1,683
EBITDA	3,956	7,106	25,141	25,969

Non-cash, stock-based compensation expenses	3,364	3,206	14,259	6,849
Adjusted EBITDA	$7,320	$10,312	$39,400	$32,818

Net income	$1,618	$3,994	$12,576	$19,464
Non-cash, stock-based compensation expenses	3,364	3,206	14,259	6,849
Amortization of intangible assets	361	409	1,442	1,635
Adjusted net income	$5,343	$7,609	$28,277	$27,948

Shares used to compute non-GAAP net income per share
Basic	27,099,373	25,832,303	26,581,962	23,523,222
Diluted	28,902,234	27,896,937	28,502,403	25,537,192

Adjusted net income per share
Basic	$0.20	$0.29	$1.06	$1.19
Diluted	$0.18	$0.27	$0.99	$1.09

Net cash provided by operating activities	$8,270	$10,932	$29,248	$27,753
Acquisition of property and equipment	(1,058)	(2,377)	(6,092)	(8,121)
Free cash flow	$7,212	$8,555	$23,156	$19,632

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	First Quarter 2014 Projected Range		Fiscal 2014 Projected Range
Net Income	$—	$500	$11,800	$12,500

Depreciation	1,300	1,400	6,500	6,700
Amortization of intangible assets	400	500	2,100	2,200
Income tax provision/other	—	100	7,400	7,600
EBITDA	1,700	2,500	27,800	29,000

Non-cash, stock-based compensation expenses	3,400	3,500	18,000	18,500
Adjusted EBITDA	$5,100	$6,000	$45,800	$47,500

Net Income	$—	$500	$11,800	$12,500
Non-cash, stock-based compensation expenses	3,400	3,500	18,000	18,500
Amortization of intangible assets	400	500	2,100	2,200
Adjusted net income	$3,800	$4,500	$31,900	$33,200

Shares used to compute non-GAAP net income per share
Diluted	29,100,000	29,300,000	29,500,000	30,000,000

Projected net income per share
Diluted	$—	$0.02	$0.40	$0.42

Adjusted net income per share
Diluted	$0.13	$0.15	$1.08	$1.11